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                                E-Z-EM, Inc.
              (Name of Registrant as Specified in Its Charter)

                                E-Z-EM, Inc.
                 (Name of Person(s) Filing Proxy Statement,
                       if other than the Registrant)

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Dear Shareholder:

We continued to make steady progress in Fiscal 2002 with the implementation of our strategy of leveraging our core businesses, distribution systems and brands in Radiology and Gastroenterology in order to turn the Company into a faster growing, higher margin investment.

Clearer Positioning
Through innovative products and strategic agreements in FY02 and 01, we have clearly positioned the Company in rapidly expanding areas of medical diagnostics and treatment, featuring exciting, new applications such as patient-friendly procedures for the screening of colorectal cancer (CRC), more effective treatment of vascular disease and new therapies delivered by interventional radiologists.

Our E-Z-EM business is a leading supplier of medical products used primarily by radiologists as well as gastroenterologists and speech pathologists for the diagnostic imaging of diseases and disorders of the gastrointestinal (GI) tract, ranging from dysphagia (swallowing disorders) to CRC. Starting with E-Z-EM's original business in barium contrast media for X-Ray fluoroscopy of the upper and lower GI tracts, we have established a family of products focused on CT Imaging, Virtual Colonoscopy (VC), Specialty Diagnostic Tests, and Accessory Medical Products and Devices. E-Z-EM is now the recognized leader in the use of VC for the diagnosis and screening of lower GI disease, in particular CRC. In addition, we have taken advantage of our expertise and assets to become a third-party manufacturer of other GI diagnostic products, prescription and non-prescription healthcare products, and defense decontaminants.

This strategy enables us to participate in what we believe will be a major shift in healthcare spending, from the acute, hospital-based treatment of GI diseases, to early detection and intervention. GI disease is the second most prevalent after cardiac, affecting 60-70 million Americans, leading to more than 190,000 deaths and more than $100 billion in costs per year. CRC is the second most common cancer in the US, striking over 150,000 Americans per year, resulting in 60,000 deaths a year. More than 90% of CRC patients are over age 40, at which point risk doubles every 10 years.

Early detection and intervention can dramatically reduce CRC mortality by up to 90%. As a result, the American Cancer Society recommends people 50 or older should be screened on a regular basis, creating a market for new and improved products to increase the effectiveness of screening and patient compliance. Screening can be accomplished by double contrast barium enema, FOBT tests, and colonoscopy-and now Virtual Colonoscopy.

Turning to our AngioDynamics business, it has become a leading supplier of products used by interventional radiologists and other physicians for minimally invasive diagnosis and therapeutic treatment of vascular disease. Starting with AngioDynamics' original business in Angiographic Products and Accessories, we have established a family of products focused on Image-Guided Vascular Access, Dialysis, Thrombolytics, Percutaneous Transluminal Angioplasty Dilation, and Biliary Stents and Drainage.

This strategy enables us to participate in the rapid growth of procedures being performed by interventional radiologists, who have pioneered many minimally invasive procedures based on precise imaging techniques. These procedures can be performed on an outpatient basis; involve reduced risk, pain and recovery; are less expensive than surgery; and benefit from continual improvements in imaging technology3/4 creating demand for new and existing vascular diagnostic and therapeutic products.

Financial Results
To support the strategies we are employing in our businesses, we have been systematically restructuring operations and making targeted investments in new product development, sales and marketing, and, soon, facilities. While these investments periodically affect short-term earnings, in the long run they should help grow the Company.

You can see this strategy embodied in our FY02 results. Net sales increased 8% to $122.1 million compared to last year as we restored growth in our E-Z-EM business and generated more than 30% growth in our AngioDynamics business. AngioDynamics' gross margin and operating income continued to expand, partially offsetting investments in our E-Z-EM business and a $0.14 per share charge for closing an inefficient E-Z-EM manufacturing facility in Japan. Consequently, net earnings were $0.06 per share versus $0.33 last year, which included a $0.07 per share charge related to the sale of AngioDynamics' coronary manufacturing business, a non-core operation based in Ireland. It is important to note that the Company's performance improved significantly in the second half of FY02, with net sales up 8% to $63.9 million and net earnings up more than 200% to $0.19 per share compared to the same period last year.

E-Z-EM Business
Net sales increased 2% to $92.3 million due to growth in contract manufacturing and CT imaging products, with gross profit margin up one percentage point to 39%. Operating loss was $0.4 million compared to a profit of $3.9 million last year. The loss was due to new product, marketing and sales investments, including the full year effect of a dedicated domestic sales force for CT contrast injectors, and investments in the sales and marketing of our products for VC. We also continued our restructuring activities by closing our Japanese manufacturing facility, with a cost of $1.4 million.

Based on sales, we continued to lead the market in barium contrast for X-ray fluoroscopy and CT imaging and in consumable products for VC. In addition, our market position in CT injectors improved from number three to two with the continued success of our Empower(TM) injector with EDA(TM), an innovative technology that aids in the detection of extravasation (when contrast leaks outside of blood vessels). Extravasation is an important concern due to the higher injection rates required by the new CT scanners that create 8 and 16 slice images in a single breath hold.

During FY02, we took another major step forward in the development of our VC business, releasing a complete suite of products. VC employs a CT scanner as opposed to the insertion of an optical scope. Combined with E-Z-EM's VC products, the procedure is more "patient friendly" than optical colonoscopy and barium enema and has the potential to attract the tens of millions of patients who do not screen for CRC on a regular basis.

     o The InnerviewGI(TM)workstation, co-developed with Vital Images, Inc. of Plymouth,
     o MN (Nasdaq: VTAL), processes CT images to create 2D and 3D images of the colon to detect polyps and other signs of CRC.
     o The PROTOCO2L(TM)insufflator uses carbon dioxide to distend the colon to enhance medical imaging. Insufflation of the colon is critical for image data collection and review. Using CO2 reduces patient discomfort as compared to the use of room air.
     o Tagitol(TM)is a barium sulfate tagging agent that distinguishes residual stool from soft tissue (polyps). This is critical in minimizing false positives during screening examinations.
     o NutraPrep(TM) is a pre-packaged, low residue food system that eliminates the need for a clear diet and is a potential breakthrough for improving patient preparation compliance.
     o LoSo Prep(TM) is a mild, low sodium colon cleanser that provides effective bowel cleansing, but with greater patient comfort.

To educate physicians and develop clinical data to document the effectiveness of VC and our products, we are establishing "Centers of Excellence" with leading medical institutions such as New York University Medical School; Mayo Clinic; VA Hospital at University of California, San Francisco; and Duke University Medical School. We also are conducting clinical trials to document the effectiveness of NutraPrep at the Medical University of South Carolina, Department of Gastroenterology, and with the Kaiser-Permanente health maintenance organization's Southern California region.

AngioDynamics Business
Net sales to unrelated parties increased 32% to $29.8 million due to growth in Dialysis, Image-Guided Vascular Access, Angiographic, PTA Dilation Catheters and Biliary Stent products, aided by a 33% increase in the size of the domestic sales force. Gross profit margin increased three percentage points to 50%, contributing to an operating profit of $2.4 million compared to a loss of $0.3 million last year, which included $0.9 million in costs from the sale of AngioDynamics' coronary business.

AngioDynamics recently entered into two major agreements to expand its therapeutic offerings. In July 2002, we signed an exclusive worldwide distribution agreement with and purchased a minority equity position in Surgica Corporation of El Dorado Hills, CA, to market Surgica's innovative embolization medical devices. During embolization, a procedure that is being performed with increasing frequency, the interventional radiologist threads a catheter into a blood vessel to inject particles to close off the vessel for the treatment of tumors and blood vessel malformations. Surgica's PVA Plus(TM) technology ensures uniformity of particles and suspension, providing physicians with more flexibility and control.

AngioDynamics also entered into an exclusive agreement with the US subsidiary of biolitec AG ( Frankfort Exchange: BIB) to market and distribute biolitec's new, minimally invasive treatment for the correction of varicose veins. The Endovascular Laser Venous System -- ELVS(TM) -- is a patient friendly and highly effective alternative to painful and more expensive surgical ligation and vein stripping. Physicians administer a local anesthetic and thread a tiny laser fiber into the sphenous vein to seal it and correct the cause of varicose veins. The therapy takes less than an hour and visual results are immediate. Almost 80 million people in the US experience painful and unattractive spider and varicose veins. ELVS is cleared in the US for vascular lesions and application has been made for the specific indication of endovascular occlusion of leg veins.

To keep up with current and anticipated demand, AngioDynamics announced that it would break ground in FY03 on an expansion project to more than double the size of its Queensbury, NY, headquarters and manufacturing facility. The additional 32,000 square feet will add manufacturing capacity and consolidate warehouse and distribution systems. AngioDynamics also will upgrade its research and development and engineering capabilities.

Corporate
In addition to improving our E-Z-EM and AngioDynamics businesses, during and subsequent to FY02, we are also focusing on improving the marketability of the Company's stock and further strengthening our Board.

The Board of Directors approved a plan to combine the Company's two outstanding classes of common stock - Class A (AMEX: EZM.A) with voting rights and Class B (AMEX: EZM.B) without 3/4 into a single class of one-share, one-vote common stock, with the ticker symbol EZM. The transaction is subject to the requisite approval of 66% of the shares of Class A common stock at the Annual Meeting scheduled for October 15, 2002. Having a clearly identified class of stock, with a straightforward ticker symbol, should help make it easier for professional and individual investors to find, track, and trade our shares.

In addition, the Board appointed Robert J. Beckman and George P. Ward as Directors, expanding Board positions to nine and replacing Robert M. Topol, who retired and will assume the position of Director Emeritus. We wish to thank him for his 20 years of service and valued advice to the Company. We are happy that, as Director Emeritus, we will continue to be able to utilize his vast experience.

In selecting the new Directors, the Nominating Committee retained an outside executive search firm to identify appropriate candidates. We attracted many qualified individuals and we are very pleased to see Messrs. Beckman and Ward join our Board. Mr. Beckman is a founder and Managing Partner of The Channel Group, a venture management and corporate advisory business focusing on global life sciences. Previously, he founded and was CEO of Intergen Co., a global leader focused on providing technology and biologicals to the pharmaceutical/biotechnology and clinical diagnostic industries. Mr. Ward has been involved in the diagnostic healthcare business for more than 30 years. He has been President/CEO of several companies from early start-ups to late stage companies. He has been actively involved in healthcare delivery as a board member of Blue Cross/Blue Shield of Southern California. Currently, he is a director/consultant for several high technology companies.

To conclude, I would like to note that FY02 marked the 40th anniversary of the Company's first sale of single-use, pre-packaged disposable barium enema products for GI imaging procedures. These products represented a major innovation, preventing cross-patient contamination and becoming a defacto standard of care in X-ray GI diagnosis. From our foundation in X-ray fluoroscopy to CT exams, new procedures for CRC screening, and new solutions for the interventional radiology community, we have developed a reputation for pioneering and marketing safe, accurate, cost-effective medical products for patients and practitioners around the world.

As always, we would like to thank all of our employees, customers and shareholders as we work together to maximize our potential and realize our goals.

Sincerely,

/s/ Howard S. Stern                      /s/ Anthony A. Lombardo
-----------------------------            -------------------------------------
HOWARD S. STERN                          ANTHONY A. LOMBARDO
CHAIRMAN OF THE BOARD                    PRESIDENT AND CHIEF EXECUTIVE OFFICER


The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, general market conditions, competition and pricing, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 1, 2002, may affect the actual results achieved by the Company.




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E-Z-EM, INC.
717 MAIN ST., WESTBURY, NEW YORK 11590-5021, USA
PHONE: 516-333-8230  FAX: 516-333-8278
www.ezem.com
E-Z-EM, Inc., is a publicly held corporation whose shares are traded on the American Stock Exchange under the symbols: EZM.A and EZM.B